SULLIVAN & CROMWELL

NEW YORK TELEPHONE: (212) 558-4000
TELEX: 62694 (INTERNATIONAL) 127816 (DOMESTIC)125 Broad Street, New York 10004-2498
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     (212) 558-3792 (250 Park Avenue)1701 PENNSYLVANIA AVE, N.W. WASHINGTON,
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                               2-1, MARUNOUCHI I-CHOME, CHIYODA-KU, TOKYO 100
                                         NINE QUEENS ROAD, CENTRAL, HONG KONG

                                        December 28, 1995


Prudential Global Fund, Inc.,
   One Seaport Plaza,
      New York, New York 10292.

Dear Sirs:
          You have requested our opinion in connection with the notice which you propose to file pursuant to Rule 24f-2 under the Investment Company Act of 1940 with respect to 23,039,108 shares of your Common Stock, $.01 par value (the "Shares").
          As your counsel, we are familiar with your organization and corporate status and the validity of your Common Stock.
          We advise you that, in our opinion, the Shares are legally and validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to the issuance of Class A shares of Common Stock upon conversion of Class B shares of Common Stock, we have relied upon the opinion, dated the date hereof, of Piper & Marbury L.L.P., and our opinion is subject to the same qualifications and limitations with respect to such matters as are set forth in such opinion of Piper & Marbury L.L.P.
          We have relied as to certain matters on information obtained from public officials, your officers and other sources believed by us to be responsible.
          We consent to the filing of this opinion with the Securities and Exchange Commission in connection with the notice referred to above. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
                                   Very truly yours,

                                   /s/ Sullivan & Cromwell

                                   Sullivan & Cromwell